Exhibit 10.47

Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement

__________ (“Executive”) is employed by Dell Inc., a Delaware corporation, its subsidiaries, affiliates, successors and assigns ("Dell"), in a position of trust and confidence.  Dell expects Executive to play a critical role in Dell's future business operations and desires to provide Executive with the strategic tools and commitments necessary to enable Executive to help Dell achieve its long-term goals.  Likewise, Dell seeks to protect its sensitive, confidential and proprietary information, trade secrets and good will.  Therefore, for good and sufficient consideration including, but not limited to, your employment with Dell, and your being provided with access to certain trade secrets and/or confidential information in connection with that employment, the Parties have agreed as follows:

1.         Although Executive's employment remains at-will, if Executive's employment is terminated by Dell without Cause (as defined herein) or Executive resigns for Good Reason (as defined herein), Dell will pay Executive an amount equal to three years’ base salary, as severance (the “Severance”), which Executive will be entitled to receive as follows: 2/3rds of the Severance will be paid in a lump sum on Dell’s first payroll date that occurs immediately after the date 30 days following Executive’s employment termination date and, assuming Executive’s compliance with Section 4 of this Agreement, 1/3rd of the Severance will be paid in lump sum on Dell’s first payroll date that occurs immediately after the one-year anniversary of Executive’s employment termination date, in each case subject to Executive's execution and non-revocation of a Severance Agreement and Release (the “Agreement and Release”), which Dell will provide to Executive promptly following (but no later than 2 calendar days after) Executive’s employment termination, provided that the Agreement and Release will be mutually agreed upon and will not provide for any obligations or covenants on the part of Executive that are in addition to, or more restrictive than, the obligations set forth in Section 4 of this Agreement. In order to receive the Severance, the Agreement and Release must be executed within 21 days of Executive being presented with such an Agreement and Release (and not subsequently revoked by Executive).  Dell will have no obligation to offer or pay a severance to any Executive who resigns from Dell without Good Reason or is terminated by Dell for Cause (as defined herein), and all provisions of this Agreement, including paragraph 4a, will remain in full force and effect with respect to any such Executive.

Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), then any payment under this Agreement that is considered “non-qualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” shall be made within 30 days following the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (B) the date of the Executive’s death (the “Delay Period”), to the extent required under Code Section 409A. In no event will Executive have discretion to determine the taxable year of payment of the Severance delayed as a result of this paragraph. Upon the expiration of the Delay Period, all payments delayed pursuant to the previous sentence shall be paid to Executive in a lump sum. Notwithstanding the other provisions hereof, the Severance is intended not to constitute “deferred compensation” under Code Section 409A. Specifically, the Severance is intended to be exempt from Code Section 409A as a payment that would fall within the “short-term deferral period” within the meaning of Treasury Regulation Section 1.409A‑1(b)(4) or resulting from an involuntary separation from service pursuant to Treasury Regulation Section 1.409A‑1(b)(9)(iii) (with respect to the amount within the limit set forth in Treasury Regulation Section 1.409A‑1(b)(9)(iii)(A)). This Agreement shall be interpreted to avoid any penalty sanctions under Code Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to be exempt from or to comply with Code Section 409A and, if necessary, any such provision shall be deemed amended to comply with the Code Section 409A and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Code Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. While this Agreement is intended to be exempt from or to comply with Code Section 409A, neither Dell nor any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences of your entitlements under this Agreement, including, but not limited to, under Code Section 409A. References to Executive’s employment termination, termination of employment, or similar phrases will be references to Executive’s “separation from service” within the meaning of Code Section 409A. Each installment of Severance payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b) (2).

“Cause” means: (i) a willful, reckless or grossly negligent and material violation of (x) the Executive’s obligations regarding confidentiality or the protection of sensitive, confidential or proprietary information, or trade secrets, which results in material harm to Dell or its subsidiaries or (y) any other restrictive covenant by which Executive is bound that results in greater than de minimis harm to Dell or its Subsidiaries’ reputation or business; (ii) Executive’s conviction of, or plea of guilty or no contest to, a felony or crime that involves moral turpitude; or (iii) conduct by Executive which constitutes gross neglect, willful misconduct, or a material breach of the Code of Conduct of the Subsidiary of Dell employing Executive or a fiduciary duty to Dell, any of its Subsidiaries or the shareholders of Dell that results in material harm to Dell or its Subsidiaries’ reputation or business and that Executive has failed to cure within thirty (30) days following written notice from the Board
“Good Reason” means (i) a material reduction in Executive’s base salary, or total annual incentive bonus target, (ii) any material adverse change to substantive plans and benefits in the aggregate which do not apply equally to other members of Dell’s Executive Leadership Team, (iii) a material adverse change to Executive’s title or a material reduction in Executive’s authority, duties or responsibilities, or the assignment to the Executive of any duties or responsibilities which are inconsistent in any material adverse respect with Executive’s position, or (iv) a change in Executive’s principal place of work to a location of more than twenty-five (25) miles from Executive’s principal place of work immediately prior to such change; provided, that Executive provides written notice to the Subsidiary of Dell employing Executive of the existence of any such condition within ninety (90) days of Executive having actual knowledge of the initial existence of such condition and such employing Subsidiary fails to remedy the condition within thirty (30) days of receipt of such notice (the “Cure Period”). In order to resign for Good Reason, Executive must actually terminate Employment no later than ninety (90) days following the end of such Cure Period, if the Good Reason condition remains uncured; provided, that, if such Good Reason condition is solely the result of a material reduction in Executive’s authority, duties or responsibilities (including, for this purpose, the assignment to Executive of any duties or responsibilities which are inconsistent in any material adverse respect with Executive’s position) that is directly related to the occurrence of a Change in Control and such Good Reason condition remains uncured following the end of the Cure Period, Executive may only terminate Executive’s Employment for Good Reason during the ninety (90) day period commencing on the first date that follows the six (6) month anniversary of such Change in Control.
During Executive's employment with Dell, Dell agrees to provide Executive with Sensitive Information (as that term is defined below) and to associate Executive with Dell's good will.

2.         "Sensitive Information" means that subset of Dell confidential and proprietary information, and trade secrets that is not generally disclosed to non-management employees of Dell.  Sensitive Information includes, but is not limited to, the following:

a.         Technical information of Dell, its customers or other third parties that is in use, planned, or under development, such as but not limited to:   manufacturing and/or research processes or strategies (including design rules, device characteristics, process flow, manufacturing capabilities and yields); computer product, process and/or devices (including device specification, system architectures, logic designs, circuit implementations); software product (including operating system adaptations or enhancements, language compilers, interpreters, translators, design and evaluation tools and application programs); and any other databases, methods, know-how, formulae, compositions, technological data, technological prototypes, processes, discoveries, machines, inventions and similar items;

b.         Business information of Dell, its customers or other third parties, such as but not limited to:   actual and anticipated relationships between Dell and other companies; financial information (including sales levels, pricing, profit levels and other unpublished financial data); global procurement processes, strategies or information;  information relating to customer or vendor relationships (including performance requirements, development and delivery schedules, device and/or product pricing and/or quantities, customer lists, customer preferences, financial information, credit information); and similar items;

c.         Personnel information of Dell, such as but not limited to:  information relating to employees of Dell (including information related to staffing, performance, skills, qualifications, abilities and compensation); key talent information; scaling calls; organizational human resource planning information; and similar items; and

d.         Information relating to future plans of Dell, its customers or other third parties, such as but not limited to:  marketing strategies; new product research; pending projects and proposals; proprietary production processes; research and development strategies; potential acquisitions; and similar items.

3.         Executive agrees not to use, publish, misappropriate, or disclose any Sensitive Information, or other confidential information, proprietary information or trade secrets during or after Executive's employment, except as required in the performance of Executive's duties for Dell or as expressly authorized in writing by Dell or as required by court order or order of a regulatory agency with competent jurisdiction.

4.         To protect Sensitive Information, Executive agrees to the following restrictive covenants:

a.
While Executive is employed by Dell and for the twelve-month period immediately following the end of Executive's employment with Dell, Executive will not, except as required to perform Executive's duties for Dell, in any geographic region for which Executive had direct or indirect responsibility on behalf of Dell or in any geographic region for which Executive had Sensitive Information, perform duties or services for a Direct Competitor, whether as an employee, consultant, principal, advisor, board member or any other capacity, that are substantially similar to the duties or services Executive performed for Dell at any time during the last twenty-four months of Executive's employment with Dell, or that require Executive to use, disclose or otherwise take advantage of any Sensitive Information obtained in the course of Executive’s employment with Dell.

b.
While Executive is employed by Dell and for the twelve-month period immediately following the end of Executive's employment with Dell, Executive will not, except as required to perform Executive's duties for Dell, directly or indirectly, solicit (or assist another in soliciting) on behalf of Direct Competitors (i) any of Dell's customers or prospective customers with whom Executive had contact on behalf of Dell during the last twelve months of Executive's employment with Dell; or (ii) any of Dell's customers or prospective customers about whom Executive had any Sensitive Information during the last twenty-four months of Executive's employment with Dell.

c.
While Executive is employed by Dell and for the twelve-month period immediately following the end of Executive's employment with Dell, Executive will not, except as required to perform Executive's duties for Dell, encourage (or assist another in encouraging) any supplier, business partner, or vendor of Dell with whom Executive had any contact on behalf of Dell within the last twenty-four months of Executive's employment with Dell or about whom Executive had any Sensitive Information during the last 24 months of Executive’s employment with Dell to terminate or diminish its relationship with Dell.

d.
While Executive is employed by Dell and for the twelve-month period immediately following the end of Executive's employment with Dell, Executive will not, except as required to perform Executive's duties for Dell, directly or indirectly solicit (or assist another in soliciting) for employment, consulting, or other service engagement any employee, contractor, or consultant of Dell or any person who was an employee, contractor, or consultant of Dell at any time during the last twenty-four months of Executive's employment with Dell.

e.
While Executive is employed by Dell and for the twelve-month period immediately following the end of Executive's employment with Dell, Executive will not, except as required to perform Executive's duties for Dell, directly or indirectly induce or persuade (or assist another in inducing or persuading) any person employed by Dell to end his or her employment relationship with Dell in a significant and material manner, and not simply with respect to casual conversations about an employee’s future plans.

f.
“Direct Competitor” means any entity or other business concern that offers or plans to offer products or services that are materially competitive with any of the products or services being manufactured, offered, marketed, or are actively developed by Dell as of the date of Executive’s execution of this Agreement or the date Executive’s employment with Dell ends, whichever is later. By way of illustration, and not by limitation, at the time of execution of this Agreement, Executive and Dell agree that the following companies currently meet the definition of Direct Competitor: Acer Inc., Apple Inc., Cisco Systems, Inc., HP Inc., Hewlett Packard Enterprise Company, International Business Machines Corporation, Lenovo Group Limited, Oracle Corporation, and Samsung Electronics Co., Ltd.

Executive understands and agrees that the foregoing list of Direct Competitors represents an example of entities which compete with Dell in a material way, and are thus considered Dell Direct Competitors. Executive further understands and agrees: (a) that other entities are or may become Direct Competitors based on whether they compete with Dell in a material way; (b) that entities may become Direct Competitors, among other ways, as a result of Dell entering a new area of business or growing in an area of business or a competitor entering a new area of business or growing in an area of business; and (c) that the above illustrative list is in no way meant to limit the definition of Direct Competitor to that list or any other finite list.

5.         Executive represents and agrees that, following the end of Executive's employment with Dell, Executive will be willing and able to engage in employment not prohibited by this Agreement.  If Executive subsequently desires to pursue an opportunity prohibited by the terms of this Agreement, Executive agrees to make written request to Dell's Human Resources Senior Vice President for a modification of the restrictions contained in this Agreement prior to pursuing the opportunity, such request to include the name and address of the entity or business concern involved (if any) and the title, nature, and duties of the activity Executive wishes to pursue.

6.         Dell and Executive agree and believe that the terms of this Agreement are reasonable and do not impose a greater restraint than necessary to protect Dell's Sensitive Information, goodwill, and Dell's other legitimate business interests.  If a court of competent jurisdiction holds this not to be the case, Dell and Executive agree that the terms of this Agreement are hereby automatically reformed and rewritten to the extent necessary to make the Agreement valid and enforceable.  Dell and Executive also agree to request that the Court not invalidate or ignore the terms of this Agreement but instead to honor this provision by reforming or modifying any overbroad or otherwise invalid terms to the extent needed to render the terms valid and enforceable and then enforcing the Agreement as reformed or modified.  It is the express intent of Dell and Executive that the terms of this Agreement be enforced to the full extent permitted by law.

7.         Executive acknowledges and agrees that a violation of Section 3 and 4 of this Agreement would cause irreparable harm to Dell, and Executive agrees that Dell will be entitled to an injunction restraining any violation or further violation of such provisions.  Dell's right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

8.    Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a Change in Control, the transactions pursuant to which EMC Corporation becomes a wholly-owned subsidiary of Denali Holding Inc. (the “EMC Transaction”) or the termination of Executive's employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to any excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). If a reduction in the Total Payments is required under this Section 8(a), the Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (x) reduction of any cash payment (excluding any cash payment with respect to the acceleration of equity awards) that is otherwise payable to Executive that is exempt from Section 409A of the Code; (y) reduction of any other payments or benefits otherwise payable to Executive (other than those described in clause (z) below) on a pro-rata basis or such other manner that complies with Section 409A of the Code; and (z) reduction of any payment or benefit with respect to the acceleration of equity awards that is otherwise payable to Executive (on a pro-rata basis as between equity awards that are covered by Section 409A of the Code and those that are not (or such other manner that complies with Section 409A of the Code)).

a.
For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the accounting firm (the “Auditor”) which was, immediately prior to the EMC Transaction or Change in Control, as applicable, the Company's independent auditor, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non‑cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

b.
At the time that payments are made under this Agreement, the Company shall provide Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If Executive objects to the Company's calculations, the Company shall pay to Executive such portion of the Severance (up to 100% thereof) as the Executive determines is necessary to result in the proper application of Section 8(a).

9.         This agreement supplements Executive's other agreements regarding the protection of Dell's sensitive, confidential or proprietary information, trade secrets and good will. Executive and Dell agree that the Key Employee Agreement between Executive and EMC Corporation, dated __________ (the “KEA”), remains in full force and effect and is assigned to Dell by operation of law upon the close of the Dell EMC merger and if not assigned by operation of law, assigned by virtue of paragraph 7(b) of the KEA and/or by agreement of the Parties to this Agreement. To the extent any provision of the KEA conflicts with this Agreement, this Agreement will control. No waiver of this Agreement will be effective unless it is in writing and signed by Dell's Chief Executive Officer.  No failure by Dell to insist upon strict compliance with any of the terms, covenants, or conditions hereof, and no delay or omission by Dell in exercising any right under this Agreement, will operate as a waiver of such terms, covenants, conditions or rights. A waiver or consent given by Dell on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion. This Agreement may not be superseded by any other agreement between Executive and Dell unless such agreement specifically and expressly states that it is intended to supersede the Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement between Executive and Dell.

10.         This Agreement will not be effective until you have acknowledged and agreed to the terms and conditions set forth herein by executing this Agreement in the space provided below. Once signed, please return the Agreement to Sam Guess.
I have carefully read this Agreement.  I understand and accept its terms.  I agree that I will continue to be bound by the provisions of this Agreement after my employment with Dell has ended.

Agreed and executed under seal:

For Executive:

Signature:    _________________________

Date:        _________________________

For Dell Inc.:

By:        /s/ Samuel A. Guess
              Samuel A. Guess
              Vice President, Compensation and Benefits

Date:        _________________________